Exhibit 10.11

OSHKOSH B'GOSH, INC.
2004 SUPPLEMENTAL PROFIT SHARING PLAN

As Effective January 1, 2004

WHEREAS, Oshkosh B'Gosh, Inc. (the "Company") maintains the Oshkosh B'Gosh, Inc. 401(k) Plan (the "401(k) Plan"), a tax-qualified profit sharing plan with a 401(k) component and a Company discretionary contribution component, and

WHEREAS, the Company amended such 401(k) Plan effective as of January 1, 2004 to exclude highly compensated employees who either work at the Company's New York Design Studio or perform services outside of the United States under an expatriate assignment from eligibility to share in the Company's discretionary contributions to such 401(k) Plan (such current and future excluded highly compensated New York Design Studio and expatriate assignment employees are referred to as the "Excluded Highly Compensated Employees"), and

WHEREAS, as a result of such amendment to the 401(k) Plan, on and after January 1, 2004, such Excluded Highly Compensation Employees will no longer share in any allocations of Company discretionary contributions and forfeitures under the 401(k) Plan, and

WHEREAS, the Company also amended the 401(k) Plan to provide that highly compensated employees eligible to share in the allocation of such Company discretionary contributions will be classified as Group 2 employees under such 401(k) Plan and may receive a reduced allocation of such Company discretionary contributions (with such highly compensated employees to be referred to as "Group 2 Employees"), and

WHEREAS, the Company wishes to provide by means of this document  a "make whole" non-qualified plan (i) that will provide for benefits to the Excluded Highly Compensated Employees (or any other highly compensated employee excluded from sharing in the Company's discretionary contributions under the 401(k) Plan who is designated by the Company's Board of Directors or Executive Committee as a participant in this Plan for any plan year) equivalent to the additional sums they would have been able to accrue under the 401(k) Plan but for their exclusion from sharing in the allocation of Company discretionary contributions under the 401(k) Plan from and after January 1, 2004; and (ii) that will provide benefits for the Group 2 Employees who may receive a reduced allocation of Company discretionary profit sharing contributions under the 401(k) Plan in any year on and after January 1, 2004, equivalent to the additional benefits they would have been able to accrue under the 401(k) Plan if they had not received a reduced allocation of Company discretionary contributions because of their classification as Group 2 employees.

NOW, THEREFORE, the Company hereby establishes such a "make whole" program, to be known as the Oshkosh B'Gosh, Inc. 2004 Supplemental Profit Sharing Plan (the "Supplemental Plan"), effective as of January 1, 2004, as follows:

1. Objectives. This Supplemental Plan is intended to provide for (i) "make whole" benefits for the Excluded Highly Compensated Employees (and any other key management or highly compensated employee of the Company or a Participating Employer added by the Board of Directors or Executive Committee as a participant hereunder and identified on Exhibit A attached hereto) who are not otherwise eligible to share in the allocation of Company discretionary contributions under the 401(k) Plan on or after January 1, 2004, and (ii) "make-whole" benefits for Group 2 Employees who may receive a reduced allocation of Company discretionary contributions under the 401(k) Plan as a result of being classified as Group 2 employees under the 401(k) Plan on and after January 1, 2004. All Excluded Highly Compensated Employees and all Group 2 Employees shall automatically participate in the Supplemental Plan for periods commencing on and after January 1, 2004, unless the Board of Directors or Executive Committee specifically excludes one or more such Excluded Highly Compensated Employees and/or Group 2 Employees from participation and identifies such excluded employee(s) on Exhibit A attached hereto. Each of the individuals participating in this Supplemental Plan, either as a result of being an Excluded Highly Compensated Employee or a Group 2 Employee or because such individual is a key management or highly compensated employee added by the Board of Directors or Executive Committee as a participant hereunder who is identified on Exhibit A attached hereto, shall be referred to as a "Participant."

2. Bookkeeping Accounts. The Company or a Participating Employer shall cause bookkeeping reserve accounts (the "Account") to be established for each Participant which shall be established solely as a device for determining the amounts which may become payable to a Participant hereunder. Such Account shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall at all times be and remain the sole property of the Company or a Participating Employer. The Participant shall have no proprietary rights of any nature with respect thereto, unless and until such time as a payment thereof is made to the Participant (or beneficiary) as provided herein. Amounts shall be credited (or debited, as the case may be) to each Participant's Account as follows:

(a) For each Plan Year from and after January 1, 2004, for which a Participant would have received an allocation (or a larger allocation) of Company discretionary contributions or forfeitures or both under the terms of the discretionary contribution component of the 401(k) Plan if such Participant had not been excluded from sharing in such allocation (or provided with a lesser allocation as a result of being classified as a Group 2 employee), (with such amounts referred to as the "Prevented Allocations,") such Participant's Account shall be credited with a dollar amount equal to such Prevented Allocations.

(b) Each Participant's Account shall be adjusted to reflect the additions or subtractions that would have resulted from the investment directions given by each Participant under this Supplemental Plan or in the absence of any such directions, the additions or subtractions that would have resulted from the default investment directions specified by the Company. Each Participant shall have the right to give investment directions for his or her Account from among the same investment options that are available from time to time under the Company's 401(k) Plan, in accordance with such rules as the Company may establish. Each Participant shall be solely responsible for his or her investment directions and the Company shall have no responsibility or liability therefor. Any Account balances remaining unpaid after the Participant's death may be subject to investment direction by the Beneficiary in the same manner as the Participant could have directed, subject to such rules as the Company may establish. Any reference to "Prevented Investment Adjustments" shall mean and refer to the additions and subtractions arising from the application of this paragraph 2(b).

The intent hereof is that the balance in each Participant's Account under this Supplemental Plan from time to time shall be equal to the balance that would have existed in the Company discretionary contribution component of the 401(k) Plan from time to time to reflect post-January 1, 2004 Company or Participating Employer discretionary contributions, forfeitures and investment adjustments thereon that would have occurred under the terms of the discretionary contribution component of the 401(k) Plan if the Participant had been eligible to share in such allocations thereunder or, as the case may be, had been eligible to share in the full amount of such allocation for a plan year thereunder and not received a lesser discretionary contribution allocation as a result of being classified as a Group 2 employee under such 401(k) Plan.

3. Vesting. All Participants shall become vested in their Account balances established hereunder on the same terms and conditions as apply under the discretionary contribution component of the 401(k) Plan, all of which are hereby incorporated by reference.

4. Participating Employer. A Participating Employer is an employer included in the Company's "controlled group" (as that term is defined in the 401(k) Plan), which is authorized by the Company to participate in this Supplemental Plan, by extending the same to such Participating Employer's eligible employees.

5. Incorporation by Reference. The applicable terms and conditions related to the discretionary contribution component of the 401(k) Plan, as amended from time to time, are hereby incorporated by reference into this Supplemental Plan. It is intended that the Accounts in this Supplemental Plan be subject to all of the terms and conditions of the 401(k) Plan described above, subject only to the following special limitations:

(a) Prevented Allocations and Prevented Investment Adjustments shall be determined and credited or debited to Accounts hereunder, as the case may be, at the same time and in like amount as if the Account were held under the discretionary contribution component of the 401(k) Plan.

(b) The Company or Participating Employer shall commence payments of the vested Account balances under this Supplemental Plan on or about March 15th of the year following the year in which the Participant's service with the Company and all its controlled group members terminates, in accordance with (c) below.

(c) Account balances under the Supplemental Plan shall be paid to the Participant (or Beneficiary, as the case may be), in one of the following methods:

(i) In annual installments, to commence on or about March 15th of the year following the year of termination of service with the Company and all controlled group members, with one-tenth of the balance in the Account becoming then payable and with the remaining installments being paid on each anniversary thereof according to the following schedule:

Anniversary of First Payment Date	Portion of Participant's Account to Be Paid
1st	1/9
2nd	1/8
3rd	1/7
4th	1/6
5th	1/5
6th	1/4
7th	1/3
8th	1/2
9th	Remainder

(ii) Any other payment plan approved by the Company in its sole discretion, but only if such payment plan and discretion are consistent with Code Section 409A.

(d) Participants may designate any person or persons (including, but not limited to, a trust) to be the "Beneficiary" hereunder. Such designation shall be effected by filing written notification with the Company in the form prescribed by it and may be changed from time to time by similar action. If no Beneficiary is designated, or if the designated Beneficiary fails to survive the Participant, the benefits shall be distributed to the Participant's estate. Such benefits shall be distributed in accordance with paragraph 5 upon the Participant's death while in the Company's or the Participating Employer's employ or upon his death after termination of employment with the Company or a Participating Employer. If payments have already commenced at the time of the Participant's death, they shall continue in accordance with the method of payment then in effect under paragraph 5(c), subject to the Company's continuing right in its sole discretion to approve of another payment plan under paragraph 5(c)(ii).

6. Claims Procedure. The claims procedure in the 401(k) Plan shall apply in full to this Supplemental Plan.

7. Company or Committee to Administer. The Company or the retirement committee described in the 401(k) Plan shall have full and complete discretionary power and authority to construe and interpret this Supplemental Plan and to resolve all questions hereunder. Neither the Company, the Participating Employers, nor any member of the retirement committee or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.

8. Unsecured Creditor. To the extent that any person acquires a right to receive payments from the Company or a Participating Employer under this Plan, such right shall be no greater than the right of an unsecured creditor.

9. Amendment or Termination. The Board of Directors of the Company reserves the right to amend, terminate or discontinue this Supplemental Plan at any time; provided, however, no such action shall reduce or eliminate any amounts accrued in any Accounts hereunder prior to the date of such action and which also would otherwise ultimately have become payable hereunder.

10. Status of Plan Under ERISA. This Supplemental Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of ERISA.

11. Withholding. The Company and/or Participating Employer, as applicable, shall comply with all applicable tax and governmental withholding requirements and shall, to the extent required by law, withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Company or Participating Employer.

EXHIBIT A

In addition to Excluded Highly Compensated Employees and Group 2 Employees currently (as of January 1, 2004) participating in the Oshkosh B'Gosh, Inc. 2004 Supplemental Profit Sharing Plan, the following key management or highly compensated employee(s) are also participating in the Supplemental Plan:

John Podesta

As of January 1, 2004 no Excluded Highly Compensated Employees or Group 2 Employees are excluded from participation in this Supplemental Plan.